     As filed with the Securities and Exchange Commission on October 10, 2001
                           Registration No. 333-69470
================================================================================
                           ===========================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
--------------------------------------------------------------------------------
                               Amendment No. 1 to
                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          The Chalone Wine Group, Ltd.
             (Exact name of Registrant as Specified in Its Charter)
                              --------------------
         California                                        94-1696731
   (State or other Jurisdiction of                        (I.R.S. Employer
   Incorporation or Organization)                       Identification No.)

                                621 Airpark Road
                           Napa, California 94558-6272
                                 (707) 254-4200
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)
                              --------------------
                               THOMAS B. SELFRIDGE
                      President and Chief Executive Officer
                                621 Airpark Road
                           Napa, California 94558-6272
                                 (707) 254-4200
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                              DANIEL E. COHN, ESQ.
                           Farella Braun + Martel LLP
                              235 Montgomery Street
                             San Francisco, CA 94104
                                 (415) 954-4400




--------------------------------------------------------------------------------

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                                                                               1

         Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                              --------------------

CALCULATION OF REGISTRATION FEE


                                                                             Proposed
       Title of Each Class                              Proposed             Maximum            Amount of
       of Securities To Be         Amount To Be     Maximum Offering    Aggregate Offering   Registration Fee
           Registered               Registered       Price Per Unit           Price
Rights to Purchase
        Common Stock                    N/A               N/A                  N/A                 (1)
Common Stock, no par value           1,764,705           $8.50             $14,999,993          $3,750 (2)


(1) Pursuant to Rule 457(g), no separate registration fee is required for rights registered in the same registration statement as the common stock underlying the rights.
(2)  Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.



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                                                                               2

                                   PROSPECTUS
                          THE CHALONE WINE GROUP, LTD.

                        1,764,705 Shares of Common Stock
                                 $8.50 per Share

         The Chalone Wine Group, Ltd. is distributing non-transferable pro rata subscription rights in this rights offering to persons who owned shares of our common stock on October 22, 2001. During this rights offering, we will issue 1,764,705 shares of our common stock. Shares of our common stock are currently traded on The Nasdaq National Market under the symbol "CHLN".

------------------------ --------------------------- ---------------------------
                                SUBSCRIPTION           PROCEEDS TO THE CHALONE
                                RIGHTS PRICE           WINE GROUP, LTD (1)
------------------------ --------------------------- ---------------------------

PER SHARE                          $8.50                     $8.50
------------------------ --------------------------- ---------------------------
TOTAL                        $14,999,993               $14,999,993
------------------------ --------------------------- ---------------------------

(1) Before deducting expenses payable by us, estimated to be $234,250.

           ----------------------------------------------------------
THE EXERCISE OF THE SUBSCRIPTION RIGHTS INVOLVES SUBSTANTIAL RISK. YOU SHOULD REFER TO THE DISCUSSION OF MATERIAL RISK FACTORS, BEGINNING ON PAGE 10 OF THIS PROSPECTUS.
           ----------------------------------------------------------

         You will receive one subscription right for every 5.8375077 shares of common stock that you owned on October 22, 2001. You will not receive any fractional rights; the number of your subscription rights will be rounded down to the nearest whole number. As a result, our shareholders of record that held fewer than six shares as of October 22, 2001 are not receiving rights. Each subscription right entitles you to purchase one share of our common stock at the purchase price of $8.50 per share. If you exercise all of your subscription rights, you may also have the opportunity to purchase additional shares at the same purchase price.

         The subscription rights are exercisable until 5:00 p.m., New York City time, on November 20, 2001.

         The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on any stock exchange.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The rights offering is not being made to, nor will The Chalone Wine Group, Ltd. accept subscriptions for common stock from any person in any jurisdiction in which the rights offering or the acceptance of subscriptions would not be in compliance with the securities or "Blue Sky" laws of the jurisdiction.



                 THE DATE OF THIS PROSPECTUS IS OCTOBER 12, 2001



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                                                                               3

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY......................................................................................5

A WARNING ABOUT FORWARD-LOOKING STATEMENTS..............................................................9

RISK FACTORS...........................................................................................10

   RISKS RELATING TO OUR BUSINESS......................................................................10
     Our Revenues and Operating Results Fluctuate Significantly from Quarter to Quarter................10
     Reduced Consumer Spending Could Lessen Demand For Our Wines and Harm Our Business.................10
     Our Business Is Seasonal, Which Could Cause Our Market Price to Fluctuate.........................10
     Our Profits Depend Largely on Sales in Certain States and on Sales of Certain Varietals...........10
     Competition May Harm Our Business.................................................................11
     Our Business is Subject to a Variety of Agricultural Risks........................................11
     We May Not Be Able to Grow or Acquire Enough Quality Grapes for Our Wines.........................11
     An Oversupply of Grapes May Also Harm Our Business................................................12
     We Depend on Third Parties to Sell Our Wine.......................................................12
     New Regulations or Increased Regulatory Costs Could Harm Our Business.............................12
     We Will Need More Working Capital to Grow.........................................................12
     Adverse Public Opinion About Alcohol May Harm Our Business........................................12
     We Use Pesticides and Other Hazardous Substances in the Operation of Our Business.................13
     Contamination of Our Wines Would Harm Our Business................................................13
     The Loss of Key Employees Would Damage Our Reputation and Business................................13
     Shifts in Foreign Exchange Rates or the Imposition of Adverse Trade Regulations Could Harm Our
     Business..........................................................................................13
     Infringement of Our Trademarks May Damage Our Brand Names or Our Business.........................13
     Our Acquisitions and Potential Future Acquisitions Involve a Number of Risks......................14
     The Market Price of Our Common Stock Fluctuates...................................................14

   RISKS RELATING TO THIS OFFERING.....................................................................14
     This Offering Will Dilute Your Percentage Ownership of Our Company................................14
     If You Exercise Your Subscription Rights You May Become Obligated to Purchase Shares of Our
     Common Stock at a Price Higher Than the Market Price of Our Common Stock..........................14
     Once You Exercise Your Subscription Rights You Cannot Change Your Mind, But We May Cancel
     the Rights Offering...............................................................................14
     The Subscription Price Determined for this Offering Is Not an Indication of Our Value.............14
     Your Ability to Influence the Outcome of Key Transactions Could Be Limited Because We Are
     Controlled by Two Major Shareholders..............................................................15
     You Will Need to Act Promptly and Follow Instructions Carefully if You Want to Exercise Your
     Rights............................................................................................15

THE CHALONE WINE GROUP, LTD............................................................................16
     Vineyard Practices................................................................................16
     Agricultural Risks................................................................................17
     Winemaking Practices..............................................................................17
     Wine Production and Wines.........................................................................17
     Marketing and Distribution........................................................................19
     Centralized Administration and Warehousing........................................................20
     Employees.........................................................................................20
     Regulation; Permits and Licenses..................................................................20
     Trademarks........................................................................................20
     Shareholder Benefits..............................................................................20

WHERE YOU CAN FIND MORE INFORMATION....................................................................21

SHORT-TERM LOANS FROM DBR AND SFI......................................................................22

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                                                                               4

THE RIGHTS OFFERING....................................................................................22

IF YOU HAVE QUESTIONS..................................................................................29

USE OF PROCEEDS........................................................................................29

PRICE RANGE OF COMMON STOCK............................................................................30

PLAN OF DISTRIBUTION...................................................................................30

FEDERAL INCOME TAX CONSIDERATIONS......................................................................31

STATE AND FOREIGN SECURITIES LAWS......................................................................32

INDEMNIFICATION........................................................................................32

EXPERTS................................................................................................32

LEGAL MATTERS..........................................................................................32

                               PROSPECTUS SUMMARY

     This section answers in summary form some questions you may have about The Chalone Wine Group, Ltd. and this rights offering. The information in this section is not complete and does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "If You Would Like More Information."

            QUESTIONS AND ANSWERS ABOUT THE CHALONE WINE GROUP, LTD.

WHAT DO WE DO? (SEE PAGE 16)

      We produce, market and sell super premium, ultra premium, and luxury-priced white and red varietal table wines, primarily Chardonnay, Pinot Noir, Cabernet Sauvignon, Merlot, Syrah and Sauvignon Blanc. We own and operate wineries in various counties of California and Washington State. Our wines are made primarily from grapes grown in California at the Carmenet Winery, Edna Valley Vineyard, Chalone Vineyard, Company-owned vineyards adjacent to the Acacia(TM) Winery, Hewitt Vineyard and Suscol Creek Vineyard and in Washington State at the Canoe Ridge Vineyard, as well as from purchased grapes.
      The wines are primarily sold under the labels "Chalone Vineyard(R)," "Edna Valley Vineyard(R)," "Carmenet(R)," "Acacia(TM)," "Canoe Ridge(R) Vineyard," "Jade Mountain(R)," "Sagelands Vineyard(R)," and "Echelon(TM)."
     In France, we own a minority interest in fourth-growth Bordeaux estate Chateau Duhart-Milon ("Duhart-Milon") in partnership with Les Domaines Barons de Rothschild (Lafite) ("DBR"). The vineyards of Duhart-Milon are located adjacent to the world-renowned Chateau Lafite-Rothschild in the town of Pauillac.
     The Chalone Wine Group, Ltd. was incorporated under the laws of the State of California on June 27, 1969. Unless otherwise indicated, the terms "we", "us" or "our" as used in this prospectus refer to The Chalone Wine Group, Ltd. and its consolidated subsidiaries. We became a publicly held reporting company as the result of an initial public offering of our common stock in 1984.

WHERE ARE WE LOCATED? (SEE PAGE 21)

The mailing address and telephone number of our principal executive offices are:
                          The Chalone Wine Group, Ltd.
                                621 Airpark Road
                             Napa, California 94558
                                 (707) 254-4200



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                                                                               5

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A SUBSCRIPTION RIGHT? (SEE PAGE 22)

     We are distributing to you, at no charge, one subscription right for every
5.8375077 shares of common stock that you owned on October 22, 2001. You will not receive fractional rights or shares; the number of your subscription rights will be rounded down to the nearest whole number. As a result, our shareholders of record that held fewer than six shares as of October 22, 2001 are not receiving rights. Each subscription right entitles you to purchase one share of our common stock for $8.50 per share. When you "exercise" a subscription right, that means that you choose to purchase shares of our common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anybody else. Only you can exercise your subscription rights.

WHAT IS A RIGHTS OFFERING?

     A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE? (SEE PAGE 22)

     The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $8.50.

WHAT IS THE OVERSUBSCRIPTION PRIVILEGE? (SEE PAGE 22)

     The oversubscription privilege of each subscription right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at the same subscription price of $8.50 per share if other shareholders do not fully excercise their subscription rights.

WHAT ARE THE LIMITATIONS ON THE OVERSUBSCRIPTION PRIVILEGE? (SEE PAGE 22)

     If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the number of shares available, we will allocate all of the available shares among shareholders who oversubscribed in proportion to the number of shares purchased through the basic subscription privilege. We will not, however, allocate oversubscription shares to any shareholder in excess of the number of oversubscription shares that the shareholder actually subscribed and paid for. We will not distribute any fractional subscription rights, but will round the number of oversubscription rights you receive down to the nearest whole number. See "The Rights Offering - Oversubscription Privilege." In addition, we have the discretion to issue less than the total number of shares that may be available for oversubscription requests.

WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

     Instead of selling additional shares of our common stock to outside parties, we have chosen to give you the opportunity to buy more shares. The proceeds from the rights offering will be used to retire short-term loans from our two major shareholders (see "What are the Short-Term Loans?" on page 9) the proceeds of which are being used for working capital, and for additional working capital. This working capital will allow us to continue to invest in our vineyards and wineries and to build our inventory to meet our long-term demand, especially in red wines. Of course, we still may need to seek additional financing in the future.

HOW MANY SHARES MAY I PURCHASE? (SEE PAGE 22)

     You will receive one subscription right for each 5.8375077 shares of our common stock that you owned on October 22, 2001. Each whole subscription right entitles you to purchase one share of our common stock for $8.50. You will not receive any fractional rights or fractional shares; the number of your subscription rights will be rounded down to the nearest whole right.


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                                                                               6

     If you exercise all of the basic subscription rights that you receive, you may also request to purchase additional shares through the oversubscription privilege described above, subject to its limitations. We will honor all oversubscription requests, subject to the limitations described above.

HOW DID WE ARRIVE AT THE $8.50 PER SHARE PRICE? (SEE PAGE 30)

     In determining the subscription price for the rights offering, a special committee of our Board of Directors (comprised of directors who are not affiliated with our major shareholders, DBR and SFI Intermediate Ltd. ("SFI")), considered several factors including the historic and then current market price of our common stock, our business prospects, our revenue and operating results, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the then current trading price of our common stock. Based on those considerations, the special committee originally established a subscription price of $10.00 per share. Due to the events that took place on September 11, 2001, the effect of those events on the securities markets and the offer by DBR and SFI to extend short-term loans to us on terms that were more favorable than those offered by our regular lenders (see "What are the Short-Term Loans?" on page 27), the special committee reconsidered the factors described above and established a new subscription price of $8.50 per share. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price.

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS? (SEE PAGE 25)

     You must properly complete the enclosed subscription certificate and deliver it to our subscription agent before 5 p.m., New York City time, on November 20, 2001. The addresses of our subscription agent are listed on page
27. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.

HOW LONG WILL THE RIGHTS OFFERING LAST? (SEE PAGE 23)

     You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5 P.M., NEW YORK CITY TIME, ON NOVEMBER 20, 2001, YOUR SUBSCRIPTION RIGHTS WILL EXPIRE. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date may be similarly extended.

AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND? (SEE PAGE 24)

     No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a price of $8.50 per share.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

     The exercise of your subscription rights involves substantial risks. Exercising your subscription rights means buying additional shares of our common stock, and you should carefully consider this purchase as you would other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 10.

HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THIS OFFERING?

     Neither our Board of Directors nor the special committee has made any recommendation to you about whether you should exercise any rights.


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                                                                               7

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

     You will retain your current number of shares of our common stock even if you do not exercise your subscription rights. However, if you do not exercise your subscription rights and other shareholders do, the percentage of The Chalone Wine Group, Ltd. that you own will diminish, and your voting and other rights will be diluted. DBR, which, as of September 30, 2001, owned approximately 44.5% of our common stock and SFI, which, as of September 30, 2001, owned approximately 17.8% of our common stock, have committed to exercise their respective basic subscription privileges and oversubscription privileges in full. Accordingly, if our other shareholders do not exercise their subscription rights, DBR and SFI may collectively acquire all 1,764,705 shares of our common stock offered pursuant to the rights offering. As a result, DBR's ownership interest in us would increase to approximately 48.4% and SFI's ownership interest in us would increase to approximately 19.4%.

CAN I SELL OR GIVE AWAY MY SUBSCRIPTION RIGHTS? (SEE PAGE 28)

     No.

DO I HAVE TO EXERCISE MY SUBSCRIPTION RIGHTS?

     No.

WHAT FEES OR CHARGES APPLY IF I EXERCISE MY RIGHTS?

     We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION RIGHTS? (SEE PAGE 31)

     The receipt and exercise of your subscription rights are intended to be nontaxable. However, you should seek specific tax advice from your personal tax advisor. This prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax laws or any tax laws relating to special tax circumstances or particular types of taxpayers.

WHEN WILL I RECEIVE MY NEW SHARES?

     If you purchase shares of our common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after November 20, 2001. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may have elected to purchase by exercise of your basic or oversubscription privilege in order to comply with state securities laws.

CAN WE CANCEL THE RIGHTS OFFERING? (SEE PAGE 24)

     Yes. Our Board of Directors may cancel the rights offering for any reason at any time on or before November 20, 2001. If we cancel the rights offering, any money we may have already received from shareholders will be refunded promptly without interest or penalty.

HOW MUCH MONEY WILL THE CHALONE WINE GROUP, LTD. RECEIVE FROM THE RIGHTS OFFERING? (SEE PAGE 29)

     If we sell the 1,764,705 shares offered by this prospectus, then we will receive proceeds of approximately $14,999,993 less approximately $234,250 in expenses.



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                                                                               8

HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING? (SEE PAGE 27)

     We will use any proceeds generated from the exercise of subscription rights in this rights offering to retire short-term loans extended by our two major shareholders (see "What are the Short-Term Loans?" below), the proceeds of which are being used for working capital, and to provide us with additional working capital. This working capital will allow us to invest in our vineyards and wineries and to build our inventory to meet our long-term demand, especially in red wines.

WHAT ARE THE SHORT-TERM LOANS? (SEE PAGE 27)

     On October 9, 2001, our two major shareholders, DBR and SFI extended short-term loans to us on terms that were more favorable than those offered by our regular lender. The aggregate amount of the loans is up to $8.5 million. The loans are unsecured and bear interest at the rate of 5.0% per year. Proceeds from the loans are being used for working capital. The loans are due and payable on the earlier of two business days after (a) the closing of this rights offering or (b) the withdrawal and termination of this rights offering prior to its closing. In connection with these loans, DBR and SFI also agreed that if this rights offering does not close by November 30, 2001 and we have not withdrawn the registration statement of which this prospectus is a part, then they shall provide us with an additional $6 million of financing on commercially reasonable terms that the parties shall negotiate in good faith.

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

     If we sell the 1,764,705 shares offered by this prospectus, then we will have approximately 12,066,184 shares of our common stock outstanding, based on the number of shares outstanding as of September 30, 2001.

WHAT IF I HAVE MORE QUESTIONS? (SEE PAGE 27)

     All questions and inquiries related to the offer should be directed to the Information Agent, Georgeson Shareholder, toll free at 1-877-977-6198.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This Prospectus and the documents to which we refer you and incorporate herein by reference contain statements which are not historical facts, so called "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, the terms "anticipates," "expects," "estimates," "intends," "believes," and other similar terms as they relate to us or our management are intended to identify such forward-looking statements. In particular, statements relating to projections or expectations are forward-looking statements. Although we believe the projections and expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such projections and expectations will prove correct. Factors that may cause such differences include, but are not limited to (i) reduced consumer spending or a change in consumer preferences, which could reduce demand for our wines; (ii) competition from numerous domestic and foreign wine producers which could affect our ability to sustain volume and revenue growth; (iii) a decline in the market price of our common stock below the subscription price; (iv) interest rate and other business and economic conditions which could increase significantly the costs and risks of borrowings associated with present and projected capital projects; and (v) the effect of weather, agricultural pests, disease and other natural forces on growing conditions and, in turn, the quality and quantity of grapes produced by us. Each of these factors, and other risks pertaining to the rights offering, our business, the premium wine industry and general business and economic conditions, are more fully discussed herein under the heading "Risk Factors" and from time to time in our other filings with the Securities and Exchange Commission.

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                                                                               9

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION IN OUR COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE AND COULD CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD REFER TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

Risks Relating to Our Business

OUR REVENUES AND OPERATING RESULTS FLUCTUATE SIGNIFICANTLY FROM QUARTER TO
QUARTER

     We believe period-to-period comparisons of our operating results are not necessarily meaningful, and cannot be relied upon as indicators of future performance. In addition, there can be no assurance that our revenues will grow or be sustained in future periods or that we will maintain our current profitability in the future. Significant factors in these quarterly fluctuations, none of which are within our control, are changes in consumer demand for our wines, the affect of weather and other natural forces on growing conditions and, in turn, the quality and quantity of grapes produced by us, interest rates and inventory levels and the timing of releases for certain wines, among other factors. Consequently, we have experienced, and expect to continue to experience, seasonal fluctuations in revenues and operating results. A large portion of our expenses are fixed and difficult to reduce in a short period of time. In quarters when revenues do not meet our expectations, our level of fixed expenses tends to exacerbate the adverse effect on net income. In quarters when our operating results are below the expectations of public market analysts or investors, the price of our common stock may be adversely affected.

REDUCED CONSUMER SPENDING COULD LESSEN DEMAND FOR OUR WINES AND HARM OUR
BUSINESS

     Consumer spending trends and changes in consumer tastes have a substantial impact on the wine industry and our business. To the extent that wine purchases are negatively impacted by economic and other factors, or wine consumers reduce consumption of wine in favor of other beverages, demand for our wines could decrease.

OUR BUSINESS IS SEASONAL, WHICH COULD CAUSE OUR MARKET PRICE TO FLUCTUATE

     Our business is subject to seasonal as well as quarterly fluctuations in revenues and operating results. Sales volume tends to increase during summer months and the holiday season and decrease after the holiday season. As a result, our sales and earnings are typically highest during the fourth calendar quarter and lowest in the first calendar quarter. Seasonal factors also affect our level of borrowing. For example, our borrowing levels typically are highest during winter when we have to pay growers for grapes harvested and make payments related to the harvest. These and other factors may cause fluctuations in the market price of our common stock.

OUR PROFITS DEPEND LARGELY ON SALES IN CERTAIN STATES AND ON SALES OF CERTAIN VARIETALS

     In the three months ended June 30, 2001, approximately 86% of our wine sales were concentrated in 20 states. Changes in consumer spending in these states and other regions of the country could affect both the quantity and price level of wines that customers are willing to purchase which could harm our business.
     Approximately 89% of our net revenues in the three months ended June 30, 2001 were concentrated in our top four selling varietal wines. Specifically, sales of Chardonnay, Pinot Noir, Cabernet Sauvignon

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                                                                              10
and Merlot accounted for 45%, 12%, 19% and 13% of our net revenues, respectively. Changes in consumer preferences with respect to these varietal wines could adversely effect our business.

COMPETITION MAY HARM OUR BUSINESS

     The premium table wine industry is intensely competitive and highly fragmented. Our wines compete in all of the premium wine market segments with many other premium domestic and foreign wines, with imported wines coming primarily from the Burgundy and Bordeaux regions of France and, to a lesser extent, Italy, Chile, Argentina, South Africa and Australia. Our wines also compete with popular-priced generic wines and with other alcoholic and, to a lesser degree, non-alcoholic beverages, for shelf space in retail stores and for marketing focus by our independent distributors, many of which carry extensive brand portfolios.
     The wine industry has experienced significant consolidation. Many of our competitors have greater financial, technical, marketing and public relations resources than we do. Our sales may be harmed to the extent we are not able to compete successfully against such wine or alternative beverage producers.

OUR BUSINESS IS SUBJECT TO A VARIETY OF AGRICULTURAL RISKS

     Winemaking and grape growing are subject to a variety of agricultural risks. Various diseases, pests, fungi, viruses, drought, frosts and certain other weather conditions can affect the quality and quantity of grapes available to us, decreasing the supply of our products and negatively impacting profitability.
     Many California vineyards have been infested in recent years with phylloxera. Our vineyard properties are primarily planted to rootstocks believed to be resistant to phylloxera. However, there can be no assurance that our existing vineyards, or the rootstocks we are now using in our planting programs, will not become susceptible to current or new strains of phylloxera.
     Pierce's Disease is a vine bacterial disease that has been in California for more than 100 years. It kills grapevines and there is no known cure. Small insects called sharpshooters spread this disease. A new strain of the sharpshooter, the glassy winged, was discovered in Southern California and is believed to be migrating north. We are actively supporting the efforts of the agricultural industry to control this pest and are making every reasonable effort to prevent an infestation in our own vineyards. We cannot, however, guarantee that we will succeed in preventing contamination in our vineyards.
     Future government restrictions regarding the use of certain materials used in grape growing may increase vineyard costs and/or reduce production.
     Grape growing requires adequate water supplies. We generally supply our vineyards' water needs through wells and reservoirs located on our properties. We believe that we either have, or are currently planning to insure, adequate water supplies to meet the needs of all of our vineyards. However, a substantial reduction in water supplies could result in material losses of grape crops and vines.
     The weather phenomenon commonly referred to as "El Nino" produced heavy rains and cooler weather during the spring of 1999 and 1998, which resulted in colder and wetter soils than are typical during California's grape growing season. Consequently, the 1999 and 1998 harvests were postponed by approximately four to six weeks depending on the geographic location and varietals. The unusual weather conditions resulting from El Nino impacted the quantity and quality of our 1998 estate harvest. The size of our most significant crops ranged from normal-sized yields to 50% of normal yields (depending on the varietal and particular estate). This is further described on page 17 under the heading "Wine Production and Wines".
     Despite the reduction in the yield, the harvested estate crops in combination with contracted grape purchases, are expected to permit us to meet originally anticipated sales-projections for our 1999 and 1998 vintage Chardonnay, Cabernet, and Merlot varietals. Together, these varietals have historically comprised between 80% to 85% of our aggregate annual production.

WE MAY NOT BE ABLE TO GROW OR ACQUIRE ENOUGH QUALITY GRAPES FOR OUR WINES

     The adequacy of our grape supply is influenced by consumer demand for wine in relation to industry-wide production levels. While we believe that we can secure sufficient supplies of grapes from a combination of our own production and from grape supply contracts with independent growers, we cannot be certain that grape supply shortages will not occur. A shortage in the supply of wine grapes could result

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                                                                              11
in an increase in the price of some or all grape varieties and a corresponding increase in our wine production costs.

AN OVERSUPPLY OF GRAPES MAY ALSO HARM OUR BUSINESS

     Current trends in the domestic and foreign wine industry point to rapid plantings of new vineyards and replanting of old vineyards to greater densities, with the expected result of significantly increasing the worldwide supply of premium wine grapes and the amount of wine which will be produced in the future. This expected increase in grape production could result in an excess of supply over demand and force us to reduce, or not increase, our prices.

WE DEPEND ON THIRD PARTIES TO SELL OUR WINE

     We sell our products primarily through independent distributors and brokers for resale to retail outlets, restaurants, hotels and private clubs across the United States and in some overseas markets. To a lesser degree, we rely on direct sales from our wineries, our wine library and direct mail. Sales to our largest distributor and to our nineteen largest distributors combined, represented approximately 4% and 46%, respectively, of our net revenues during the three months ended June 30, 2001. Sales to our nineteen largest distributors are expected to continue to represent a substantial portion of our net revenues in the future. We use a single broker to sell our wines within California. Such sales represented 38% of our net revenues during the three-month period ended June 30, 2001. The laws and regulations of several states prohibit changes of distributors, except under certain limited circumstances, making it difficult to terminate a distributor for poor performance, without reasonable cause, as defined by applicable statutes. The resulting difficulty or inability to replace distributors, poor performance of our major distributors or our inability to collect accounts receivable from our major distributors could harm our business.

NEW REGULATIONS OR INCREASED REGULATORY COSTS COULD HARM OUR BUSINESS

     The wine industry is subject to extensive regulation by the Federal Bureau of Alcohol, Tobacco and Firearms and various foreign agencies, state liquor authorities and local authorities. These regulations and laws dictate such matters as licensing requirements, trade and pricing practices, permitted distribution channels, permitted and required labeling, advertising and relations with wholesalers and retailers. Any expansion of our existing facilities or development of new vineyards or wineries may be limited by present and future zoning ordinances, environmental restrictions and other legal requirements. In addition, new regulations or requirements or increases in excise taxes, income taxes, property and sales taxes or international tariffs, could reduce our profits. Future legal or regulatory challenges to the industry, either individually or in the aggregate, could harm our business.

WE WILL NEED MORE WORKING CAPITAL TO GROW

     The premium wine industry is a capital-intensive business, which requires substantial capital expenditures to develop and acquire vineyards to improve or expand wine production. Further, the farming of vineyards and acquisition of grapes and bulk wine require substantial amounts of working capital. We project the need for significant capital spending and increasing working capital requirements over the next several years, which must be financed by cash from operations and, by additional borrowings or additional equity, including this rights offering.

ADVERSE PUBLIC OPINION ABOUT ALCOHOL MAY HARM OUR BUSINESS

     A number of research studies suggest that various health benefits may result from the moderate consumption of alcohol, but other studies suggest that alcohol consumption does not have any health benefits and may in fact increase the risk of stroke, cancer and other illnesses. If an unfavorable report on alcohol consumption gains general support, it could harm the wine industry and our business.

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                                                                              12

WE USE PESTICIDES AND OTHER HAZARDOUS SUBSTANCES IN THE OPERATION OF OUR
BUSINESS

     We use pesticides and other hazardous substances in the operation of our business. If hazardous substances are discovered on, or emanate from, any of our properties, and their release presents a threat of harm to public health or the environment, we may be held strictly liable for the cost of remediation. Payment of such costs could have a material adverse effect on our business, financial condition and results of operations. We maintain insurance against these kinds of risks, and others, under various insurance policies. However, our insurance may not be adequate or may not continue to be available at a price or on terms that are satisfactory to us.

CONTAMINATION OF OUR WINES WOULD HARM OUR BUSINESS

     We are subject to certain hazards and product liability risks, such as potential contamination, through tampering or otherwise, of ingredients or products. Contamination of any of our wines could result in the need for a product recall which could significantly damage our reputation for product quality, which we believe is one of our principle competitive advantages. We maintain insurance against certain of these kinds of risks, and others, under various general liability and product liability insurance policies. However, our insurance may not be adequate or may not continue to be available at a price or on terms that are satisfactory to us.

THE LOSS OF KEY EMPLOYEES WOULD DAMAGE OUR REPUTATION AND BUSINESS

     Our success depends to some degree upon the continued services of a number of key employees. Although some key employees are under employment contracts with us for specific terms, the loss of the services of one or more of our key employees could harm our business and our reputation, particularly if one or more of our key employees resigns to join a competitor or to form a competing company. In such an event, despite provisions in our employment contracts, which are designed to prevent the unauthorized disclosure or use of our trade secrets, practices or procedures by such personnel under these circumstances, we cannot be certain that we would be able to enforce these provisions or prevent such disclosures.

SHIFTS IN FOREIGN EXCHANGE RATES OR THE IMPOSITION OF ADVERSE TRADE REGULATIONS COULD HARM OUR BUSINESS

     We conduct some of our import and export activity for wine and packaging supplies in foreign currencies. We purchase foreign currency on the spot market on an as-needed basis and engage in limited financial hedging activities to offset the risk of exchange rate fluctuations. There is a risk that a shift in certain foreign exchange rates or the imposition of unforeseen and adverse trade regulations could adversely impact the costs of these items and have an adverse impact on our operating results.
     In addition, the imposition of unforeseen and adverse trade regulations could have an adverse effect on our imported wine operations. Export sales accounted for approximately 4% of total consolidated revenue for the fiscal year ended March 31, 2001 and we expect the volume of international transactions to increase, which may increase our exposure to future exchange rate flucuations.

INFRINGEMENT OF OUR TRADEMARKS MAY DAMAGE OUR BRAND NAMES OR OUR BUSINESS

     Our wines are branded consumer products, and we distinguish our wines from our competitors' by enforcement of our trademarks. There can be no assurance that competitors will refrain from infringing our marks or using trademarks, tradenames or trade dress which dilute our intellectual property rights, and any such actions may require us to become involved in litigation to protect these rights. Litigation of this nature can be very expensive and tends to divert management's time and attention.

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                                                                              13

OUR ACQUISITIONS AND POTENTIAL FUTURE ACQUISITIONS INVOLVE A NUMBER OF RISKS

     Our acquisition of Staton Hills Winery (renamed Sagelands Winery), the possible construction of a new winery on the Suscol Ranch property we recently acquired and potential future acquisitions involve risks associated with assimilating these operations into our company; integrating, retaining and motivating key personnel; integrating and managing geographically-dispersed operations because Staton Hills is in Washington State and we are headquartered in California; integrating the technology and infrastructures of disparate entities; producing wine in, and marketing wine from, Washington State; and replanting existing vineyards from white wine grapes to red wine grapes.
     We relied on debt financing to purchase Hewitt Ranch, Suscol Ranch, Staton Hills Winery, the Jade Mountain brand and other vineyard land and related assets during the fiscal year ended March 31, 2001. Consequently our debt-to-equity ratio is high in relation to our historical standards. The interest costs associated with this debt will increase our operating expenses and the risk of negative cash flow.

THE MARKET PRICE OF OUR COMMON STOCK FLUCTUATES

     All of the foregoing risks, among others not known or mentioned in this prospectus, may have a significant effect on the market price of our shares. The stock markets have experienced extreme price and volume trading volatility in recent months and years. This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated or disproportionate to the specific company's operating performance and could similarly affect our market price.

Risks Relating to This Offering

THIS OFFERING MAY DILUTE YOUR PERCENTAGE OWNERSHIP OF OUR COMPANY

     If you do not exercise all of your subscription rights, you will suffer significant dilution of your percentage ownership relative to shareholders who exercise their subscription rights. For example, if you owned 500,000 shares of our common stock before the rights offering, or 4.9% of our outstanding equity, and exercised none of your subscription rights, your percentage ownership would be reduced to 4.1%.

IF YOU EXERCISE YOUR SUBSCRIPTION RIGHTS YOU MAY BECOME OBLIGATED TO PURCHASE SHARES OF OUR COMMON STOCK AT A PRICE HIGHER THAN THE MARKET PRICE OF OUR COMMON STOCK

     The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and then the public trading market price of our common stock decreases below $8.50, then you will have committed to buy shares of our common stock at a price above the prevailing market price. Following the exercise of your subscription rights you may not be able to sell your shares of common stock at a price equal to or greater than the subscription price. In addition, you may not be able to sell the shares of our common stock that you purchase in this rights offering until the certificates representing the shares of our common stock you purchased are delivered, which will be as soon as practicable after expiration of the rights offering. We will not pay you interest on funds that are delivered to the subscription agent pursuant to the exercise of rights.

ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS YOU CANNOT CHANGE YOUR MIND, BUT WE MAY CANCEL THE RIGHTS OFFERING

     Once you exercise your subscription rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither the subscription agent nor we will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

THE SUBSCRIPTION PRICE DETERMINED FOR THIS OFFERING IS NOT AN INDICATION OF OUR VALUE

     A special committee of our Board of Directors set the subscription price. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows,

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                                                                              14
income, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our common stock. See "The Rights Offering - Determination of Subscription Price."

YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS COULD BE LIMITED BECAUSE WE ARE CONTROLLED BY TWO MAJOR SHAREHOLDERS

     As of September 30, 2001, DBR and SFI in the aggregate owned approximately 62.3% of our common stock. The rights offering could, and because of DBR's and SFI's commitment to fully exercise their basic subscription rights and their over subscription privileges in full, is very likely to result in DBR and SFI collectively owning an even greater percentage of our common stock. If no other shareholders exercise their subscription rights, DBR and SFI by exercising their subscription rights and over subscription privileges would own approximately 67.8% of our common stock. Collectively, DBR and SFI have enough votes to approve or disapprove any matters that are determined by a majority vote of our shareholders, which severely limits your ability to influence The Chalone Wine Group, Ltd. through voting your shares.

YOU WILL NEED TO ACT PROMPTLY AND FOLLOW INSTRUCTIONS CAREFULLY IF YOU WANT TO EXERCISE YOUR RIGHTS

     Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by our subscription agent, Equiserve, prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor Equiserve undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.












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                                                                              15

                          THE CHALONE WINE GROUP, LTD.

     We produce, market and sell super premium, ultra premium, and luxury-priced white and red varietal table wines, primarily Chardonnay, Pinot Noir, Cabernet Sauvignon, Merlot, Syrah and Sauvignon Blanc. We own and operate wineries in various counties of California and Washington State. Our wines are made primarily from grapes grown in California at the Carmenet Winery, Edna Valley Vineyard, Chalone Vineyard, company-owned vineyards adjacent to the Acacia(TM) Winery, Hewitt Vineyard and Suscol Creek Vineyard and in Washington State at the Canoe Ridge Vineyard, as well as from purchased grapes.
     The wines are primarily sold under the labels "Chalone Vineyard(R)," "Edna Valley Vineyard(R)," "Carmenet(R)," "Acacia(TM)," "Canoe Ridge(R) Vineyard," "Jade Mountain(R)," "Sagelands Vineyard(R)," and "Echelon(TM)."
     In France, we own a minority interest in Duhart-Milon in partnership with DBR. The vineyards of Duhart-Milon are located adjacent to the world-renowned Chateau Lafite-Rothschild in the town of Pauillac.
     The Chalone Wine Group, Ltd. was incorporated under the laws of the State of California on June 27, 1969. We became a publicly held reporting company as the result of an initial public offering of common stock in 1984.

   OVERVIEW

     We own the following properties in the United States and France, either wholly or in partnership with others, all of which have related company-owned vineyards with the exception of Edna Valley Vineyard. The specific ownership structure is as follows:


   PROPERTY                  OWNERSHIP    FORM OF OWNERSHIP     LOCATION
   --------                  ---------    -----------------     --------
   Chalone Vineyard           100.0%      Corporation           Soledad, California
   Carmenet Vineyard          100.0%      Corporation           Sonoma, California
   Acacia
       Acacia Winery          100.0%      Corporation           Napa, California
       Acacia Vineyard         50.0%      Partnership           Napa, California
   Edna Valley Vineyard        50.0%      Partnership           San Luis Obispo, California
   Canoe Ridge Vineyard       100.0%      Corporation           Walla Walla, Washington
   Chateau Duhart-Milon        23.5%      Partnership           Pauillac, France
   Sagelands Vineyard (1)     100.0%      Corporation           Yakima Valley, Washington
   Suscol Creek Vineyard      100.0%      Corporation           Napa, California
   Hewitt Vineyard            100.0%      Corporation           Napa, California


(1) Formerly known as Staton Hills Vineyard.

With the exception of Duhart-Milon, we manage and operate all of the above properties and consolidate the results of their operations. We account for our investment in Duhart-Milon using the equity method of accounting.
     Each of our California wineries or estate vineyards is in a different "American Viticultural Area" ("AVA"). AVA is a designation granted by the Federal Bureau of Alcohol, Tobacco and Firearms to identify grape-growing areas distinguishable by their specific and definable geographic and climatic characteristics. Wines may display an AVA on a bottle label only if 85% or more of the grapes used to produce the wine were grown in that viticultural area.

VINEYARD PRACTICES

     We believe that the soils and micro-climates of each vineyard from which we obtain our grapes are particularly suitable for the particular varieties of grapes with which they have been or, are being, planted.
      We generally manage our vineyards to produce yields that are lower than average for similarly situated vineyards in California and Washington State and below the maximum yield that could be

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                                                                              16
obtained. We believe that relatively low yields enhance the varietal character of the grapes and improve the quality of the resulting wines.

AGRICULTURAL RISKS

     For a description of our agricultural risks, see "Risk Factors- Risks Relating to Our Business."

WINEMAKING PRACTICES

     Our philosophy is that winemaking is a natural process best managed with minimum intervention, but requiring the attention and dedication of a winemaker. While we use a relatively high level of hand labor during the winemaking processes, we also make extensive use of modern laboratory equipment and techniques to monitor the progress of each wine through all stages of the winemaking process. All of our wineries are operated under the overall supervision of our Chief Executive Officer. However, each winery has its own General Manager who, in most instances, is also a winemaker.
     The principal raw materials we use are grapes, oak barrels, glass, and cork. About 75% of the oak barrels we use are purchased from the Burgundy and Bordeaux regions of France and the remainder from the United States. We favor French oak barrels due to Company tradition and consumer preferences. Cork is produced and manufactured in Portugal, which is the primary cork-producing country in the world. Glass is purchased from a variety of different sources according to each winery's specific needs. Our own vineyards provide a significant portion of our grape requirements. As needed, we also purchase grapes from other independent California and Washington State growers.

WINE PRODUCTION AND WINES

     This table sets forth our wine production for the 2000, 1999 and 1998 vintages. The wines' vintage is the year during which the grapes are harvested. As of September 30, 2001, this year's grape crop was in process of being harvested, but total tonnage cannot yet be estimated. The following information is presented in terms of "equivalent" number of cases. The precise number of cases is not known at this time because many of these vintages are still being aged in barrels and tanks. For the purpose of this schedule and the discussion that follows, wines we purchased for resale purposes are excluded.

                                     2000                       1999                       1998
                            -----------------------    -----------------------     -----------------------
                            Equivalent                 Equivalent                  Equivalent
                            Number of                  Number of                   Number of
                            Cases        % of Total    Cases        % of Total     Cases        % of Total
                            -----------  ----------    -----------  ----------     -----------  ----------
Chardonnay                    288,990           40%      187,500           36%      231,300           55%
Sauvignon Blanc                 9,425            1%        6,000            1%        8,800            2%
Pinot Blanc                     4,420            1%        5,200            1%        2,200            1%
Other white wines              13,130            2%       10,000            2%        1,400            0%
                            -----------  ----------    -----------  ----------     -----------  ----------
     Total white wines        315,965           44%      208,700           40%      243,700           58%
                            -----------  ----------    -----------  ----------     -----------  ----------
Pinot Noir                     75,920           11%       44,600            9%       35,100            8%
Cabernet Sauvignon            117,520           17%      114,200           22%       40,900           10%
Merlot                        131,820           18%      110,400           21%       85,500           20%
Syrah                          64,220            9%       35,200            7%        6,000            2%
Other red wines                 5,525            1%        5,500            1%       10,200            2%
                            -----------  ----------    -----------  ----------     -----------  ----------
     Total red wines          395,005           56%      309,900           60%      177,700           42%
                            -----------  ----------    -----------  ----------     -----------  ----------
     Total production         710,970          100%      518,600          100%      421,400          100%
                            -----------  ----------    -----------  ----------     -----------  ----------

     Our wines are aged primarily in new and used oak barrels before they are bottled. Generally, white wines are aged for between six and nine months, and red wines for between nine and eighteen months, after harvest. The wine is then bottled and stored for further aging.

     CHALONE VINEYARD: Chalone Vineyard sales represented 10% of our consolidated revenues and 6% of our consolidated case sales for the fiscal year ended March 31, 2001.

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                                                                              17

     Chalone Vineyard has been producing Chardonnay, Pinot Blanc and Pinot Noir (and small quantities of Chenin Blanc) since 1969. It has also begun growing Syrah and will release its first vintage in 2002. All wines sold under this label are produced from grapes grown at the Chalone Vineyard and are estate bottled and bear the "Chalone" appellation.

     CARMENET WINERY: Carmenet Winery sales represented 17% of our consolidated revenues and 15% of our consolidated case sales for the fiscal year ended March 31, 2001.
     We produce Bordeaux-style red and white wines under the "Carmenet" label. The Carmenet Moon Mountain Reserve is made from Cabernet Sauvignon, Merlot and Cabernet Franc grapes grown at the Carmenet Winery, is estate bottled, and bears the "Sonoma Valley" AVA designation. The Carmenet white wine is made from Sauvignon Blanc and Semillon grapes purchased from Paragon Vineyard Co., Inc. ("Paragon") under a grape purchase agreement and bears the "Edna Valley" appellation.
     We also produce wines under the "Dynamite" label, which are made from Cabernet Sauvignon, Merlot, Sauvignon Blanc and Semillon grapes and bulk wine purchased from vineyards located in the North Coast AVA of California.
     On July 31, 1996, a wildfire damaged approximately 75% of the producing acreage at Carmenet Winery. Prior to this fire, Carmenet Winery produced approximately 38,000 cases of wine annually, a significant portion of which was estate bottled. The fire was caused by the electrical lines of Pacific Gas & Electric Company ("PG&E") which has publicly acknowledged its liability. We have replanted the damaged acreage but the newly planted vines are not expected to return to pre-fire levels of production until 2003. Until the fire-damaged acreage returns to full production, Carmenet's ability to make estate-bottled wines will be limited. To supplement Carmenet's limited harvest, we attempt to purchase suitable grapes on the open market. However, there can be no assurance that grapes of suitable quality or variety will be available in sufficient quantity or on terms acceptable to us.

     EDNA VALLEY VINEYARD: Edna Valley Vineyard sales represented 23% of our consolidated revenues and 23% of our consolidated case sales for the fiscal year ended March 31, 2001.
     Edna Valley Vineyard has been producing mostly Chardonnay and Pinot Noir wines since 1980. The majority of wines sold under the Edna Valley Vineyard(R) label are produced from grapes grown by Paragon Vineyard Company, our partner in the Edna Valley Vineyard Joint Venture, and are estate bottled.

     ACACIA WINERY: Acacia Winery sales represented 16% of our consolidated revenues and 13% of our consolidated case sales for the fiscal year ended March 31, 2001.
     The winery produces Chardonnay and Pinot Noir wines under the "Acacia(TM)" label. The grapes for the production of Pinot Noir and Chardonnay come from the Carneros region. Approximately 50% of this production comes from Company-owned vineyards and Company-leased vineyards.

     CANOE RIDGE VINEYARD: Canoe Ridge Vineyard sales represented 5% of our consolidated revenues and 4% of our consolidated case sales for the fiscal year ended March 31, 2001.
     The Canoe Ridge Vineyard commenced operations in 1994 and produces Merlot, Cabernet Sauvignon and Chardonnay wines under the "Canoe Ridge Vineyard" label. Most of the grapes for these wines are grown at our estate vineyard and wines bear the "Columbia Valley" AVA designation.

     ECHELON: Echelon sales represented 17% of our consolidated revenues and 27% of our consolidated case sales for the fiscal year ended March 31, 2001.
     The 1997 vintage was the first to be released under the Echelon label which features Chardonnay, Cabernet Sauvignon, Merlot, Viognier, Pinot Noir and Syrah. Most varietals have a Central Coast appellation.

     SAGELANDS VINEYARD: Sagelands Vineyard represented 2% of our consolidated revenues and 3% of our consolidated case sales for the fiscal year ended March 31, 2001.
     On June 15, 1999, we purchased Staton Hills(R) Winery and its adjacent vineyards in Yakima County, Washington. The Staton Hills facility was renamed Sagelands Vineyard and the new brand was launched in January 2000, focusing primarily on Cabernet Sauvignon and Merlot and bearing the Columbia Valley AVA designation. We retained the Staton Hills Winery brand and continue to produce wines under this mark.

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                                                                              18

     CUSTOM BRANDS: Custom brands consist primarily of Chardonnay, Cabernet Sauvignon and Merlot. Quantities of custom brand bottling are highly dependent upon grape supply and availability. As grapes become more scarce, the focus of our production shifts away from custom brands, as they are relatively lower margin products. We use custom brands primarily as a means of marketing and selling our label wines and do not intend to focus our efforts on this line of business.

     IMPORTS & OTHER: Nine percent of our consolidated revenues and 9% of our consolidated case sales in the year ended March 31, 2001 were primarily comprised of import wines and, to a lesser degree, domestic wines we purchase for resale purposes.
     Under the terms of various agreements and investments among us, Duhart-Milon, and DBR, we receive an allocation of the wines of DBR and Duhart-Milon including the wines of Chateau Lafite-Rothschild and Chateau L'Evangile in the Pauillac and Pomerol regions of Bordeaux, respectively, and of Chateau Rieussec in the Sauternes region of Bordeaux. DBR also produces a Pauillac wine exclusively for us.

MARKETING AND DISTRIBUTION

     Our wines are positioned in the higher end of the premium category. All our wines are in the super premium to luxury segments of the market, priced at $7 per bottle and above.
     We sell our wines through direct sales, independent distributors, brokers, our own shareholder list, and in limited quantities, directly from the wineries. Distributors generally remarket the wines through specialty wine shops and grocery stores, selected restaurants, hotels and private clubs across the country, and in certain overseas markets. We rely primarily on word-of-mouth recommendation, wine tastings, positive reviews in various publications, select wine competitions and Company-sponsored promotional activities in order to increase public awareness of our wines.

     SALES WITHIN CALIFORNIA

     Sales and marketing of all of our wines within California, including custom brands, is handled through our own sales force and a broker. We use a single broker for all wholesale California sales.

     SALES OUTSIDE CALIFORNIA

     Our wines are marketed by independent distributors outside California in 49 states and the District of Columbia and Puerto Rico and, internationally, in Bermuda, the British West Indies, the U.S. Virgin Islands, Canada, England, continental Europe, Hong Kong, China, and Japan. In 1993, we established a sales division, operating as CHALONE WINE ESTATES, to help supervise and coordinate sales functions of our business and its custom brands operations. We employ a number of regional sales managers who work directly with distributors in a particular region and their customers.

     CASE SALES BY METHOD OF DISTRIBUTION

     The following table sets forth our case sales by distribution method for the fiscal years ended March 31:


                                         2001                 2000                  1999
                                 ----------------------------------------------------------------
                                    Number      % of      Number      % of      Number      % of
                                   of Cases     Total    of Cases     Total    of Cases     Total
                                 ----------------------------------------------------------------
Independent distributors
    United States                   315,468       60%     238,600      53%      210,600      55%
    International                    24,317        3%      23,700       5%       16,800       5%
                                 ----------------------------------------------------------------
        Total distributors          339,785       63%     262,300      58%      227,400      60%
                                 ----------------------------------------------------------------
Company direct
    California wholesale            149,208       27%     124,700      28%       99,400      26%
    Custom brands                    23,786        4%      25,000       6%       26,500       7%
    Catalog and winery  retail       33,811        6%      35,500       8%       26,700       7%
                                 ----------------------------------------------------------------
        Total Company direct        206,805       37%     185,200      42%      152,600      40%
                                 ----------------------------------------------------------------
        Total                       546,590      100%     447,500     100%      380,000     100%
                                 ----------------------------------------------------------------

 ------------------------------------------------------------------------------
                                                                              19

CENTRALIZED ADMINISTRATION AND WAREHOUSING

     A leased 22,000 square foot central office located in Napa County, California, at the Napa Airport Business Park, supports all of our wineries. In addition to our central executive office, this facility includes a 64,000 square foot central distribution center from which all of our wines are stored prior to shipping. We also rent separate warehouse facilities, as needed in local markets and occasionally permit storage of third party wines for a fee. The central facility lease is for a 15-year initial term, expiring in November 2008, with a five-year extension option.

EMPLOYEES

     On September 30, 2001, we had 190 full-time employees, of which 75 were in grape growing and winemaking, 23 were in sales, and 92 were in administration. During the spring and summer, we add approximately 15 to 20 part-time employees for vineyard care and maintenance and 65 to 85 part-time employees for the spring bottling. In the autumn, up to 80 part-time employees are hired for the grape harvest and related winery work. Our hiring and employment policies for both full-time and part-time employees are believed to comply with all relevant laws, including immigration laws. We believe that our wage rates and benefits are competitive and that our employee relations are excellent.

REGULATION; PERMITS AND LICENSES

     The production and sale of wine are subject to extensive regulation by various federal and state regulatory agencies, which requires us to maintain various permits, bonds and licenses. We believe we are in compliance with all currently applicable federal and state regulations.

TRADEMARKS

     CANOE RIDGE, STATON HILLS, CHALONE VINEYARD, SAGELANDS, JADE MOUNTAIN, CARMENET, GAVILAN, ACACIA and the Acacia "A" logo are federally registered trademarks owned by us. EDNA VALLEY VINEYARD is a federally registered trademark owned by Paragon and licensed exclusively to the Edna Valley Vineyard Joint Venture. The foregoing marks are also registered in Japan with the Japanese Patent Office. These marks, and other common-law marks, are of significant importance to our business as label and brand recognition are important means of competition within the wine industry.

SHAREHOLDER BENEFITS

     Our shareholders are entitled to benefits that are not provided to other consumers. We offer our reserve wines, older wines and other special wines to qualified shareholders, who are those with 100 or more shares of our common stock, directly from our centralized distribution center by telephone or mail order. Qualified shareholders are entitled to a 20-30% discount from suggested retail prices on most mail order or other direct purchases from us. We have also provided annual discounts to shareholders based on their shareholdings in the form of a "Owners Wine Credit," which allows shareholders to receive a credit towards the purchase of wines for the duration of the program. The Owners Wine Credit may be used for up to 50% of the wine value of an order and is generally offered in the fall of each year. The credit amount was $.25 per share for the last year. Due to restrictions on direct retail sales of wines under state laws, we must confine direct wine shipments by mail to purchasers with addresses in California and 11 other states that have reciprocal agreements with California.
     Each May, qualified shareholders are invited to attend our annual Shareholder Celebration. For a nominal fee, attendees attend an all-day wine tasting, auction and luncheon, which is typically held on the grounds of the Chalone Vineyard in Monterey County, California. In 2001, approximately 1,300 shareholders and guests from 40 states and 5 foreign countries attended the Celebration, which featured tastings of all our wines.
     We also offer to shareholders, at the shareholders' expense, travel programs to various wine-growing regions of the world. In the past, we have provided travel programs to France, Chile, Australia, Portugal,

 ------------------------------------------------------------------------------
                                                                              20

South Africa, Italy, and New Zealand. Proceeds from these trips help fund the Chalone Wine Foundation. In addition, shareholders' interests are given a priority in the Chalone Wine Foundation's donation program.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. We are also required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). Our common stock is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning our company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. In addition, the Commission maintains a World-Wide-Web site (http:// www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, we maintain our own Web site at www.chalonewinegroup.com.

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed:

     o    Annual Report on Form 10-K for the year ended March 31, 2001;

     o    Annual Report on Form 10-K/A for the year ended March 31, 2001;

     o    Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     o Definitive Proxy Statement filed with the Commission on July 3, 2001 with respect to our Annual Meeting of Shareholders on August 22, 2001;

     o    Current Report on Form 8-K dated May 17, 2001;

     o    Current Report on Form 8-K dated August 27, 2001;

     o    Current Report on Form 8-K dated August 31, 2001;

     o    Current Report of Form 8-K dated September 14, 2001; and

     o The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on April 18, 1995 pursuant to Section 12 (g) of the Exchange Act.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
                          The Chalone Wine Group, Ltd.
                                621 Airpark Road
                               Napa, CA 94558-6272
                            Attn: Investor Relations
                                 (707) 254-4200

 ------------------------------------------------------------------------------
                                                                              21

     This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                        SHORT-TERM LOANS FROM DBR AND SFI

     On October 9, 2001, DBR and SFI, our two major shareholders, extended short-term loans to us on terms that were more favorable than those being offered by our regular lender. The aggregate amount of the loans is up to $8.5 million. The loans are unsecured and accrue interest at a rate of 5.0% per year. Proceeds from the loans are being used for working capital.

     The loans are due and payable by the earlier of two business days after (a) the closing of this rights offering or (b) the withdrawal and termination of this rights offering prior to its closing. In connection with the loans, DBR and SFI also agreed that if this rights offering does not close by November 30, 2001 and we have not withdrawn the registration statement of which this prospectus is a part, then they shall provide us with an additional $6 million of financing on commercially reasonable terms that the parties shall negotiate in good faith.

                               THE RIGHTS OFFERING

     BEFORE EXERCISING ANY SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 10.


THE RIGHTS

     As soon as practicable after the date of this prospectus, we are distributing, at no charge, to holders of our common stock at 5:00 p.m., New York City time on the record date of October 22, 2001, one subscription right for every 5.8375077 shares of common stock owned at that time to purchase additional shares of common stock. Each whole right entitles you to purchase one share of our common stock for the subscription price.
     We will not issue fractional rights. If the number of shares of common stock you held on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded down to the nearest whole right. If you held fewer than six shares, you will not receive any rights.

SUBSCRIPTION PRICE

     The subscription price is $8.50 per share, payable in cash. All payments must be cleared on or before the expiration date.

BASIC SUBSCRIPTION PRIVILEGE AND OVERSUBSCRIPTION PRIVILEGE

     BASIC SUBSCRIPTION PRIVILEGE You are entitled to purchase one share of common stock at the subscription price for every one right exercised.

     OVERSUBSCRIPTION PRIVILEGE. If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other shareholders have not purchased under their basic subscription privilege. If there are not enough shares available to fill all subscriptions for additional shares, all of the available shares will be allocated pro rata based on the number of shares

 ------------------------------------------------------------------------------
                                                                              22
each subscriber for additional shares has purchased under the basic subscription privilege. We will not allocate to you more than the number of shares you have actually subscribed and paid for.

     You are not entitled to exercise the oversubscription privilege unless you have fully exercised your basic subscription privilege. For this purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.

     You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full.

     In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all shares you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of the rights offering. Interest will not be payable on amounts refunded.

     Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to Equiserve Trust Company, N.A. and Chalone and record certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report (1) the number of shares held on the record date on behalf of each beneficial owner, (2) the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner, (3) that each beneficial owner's basic subscription privilege held in the same capacity has been exercised in full, and
(4) the number of shares subscribed for under the oversubscription privilege by each beneficial owner.

     If you complete the portion of the subscription certificate to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

NO BOARD OR SPECIAL COMMITTEE INVESTMENT RECOMMENDATION TO SHAREHOLDERS

     Neither our Board of Directors nor the special committee is making any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

     If you choose not to exercise your subscription rights in full, your relative ownership interest will be diluted. If you exercise rights, you risk investment loss on new money invested. The trading price of our common stock may decline below the subscription price. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after the rights offering. For a summary of some of the risks a new investment would entail, see "Risk Factors" beginning on page 10.

EXPIRATION TIME AND DATE

     The rights expire on November 20, 2001, at 5:00 p.m., New York City time. Rights not exercised by the expiration date will be null and void.

 ------------------------------------------------------------------------------
                                                                              23

     In order to exercise rights in a timely manner, you must assure that Equiserve Trust Company, N.A. actually receives, prior to expiration of the rights, the properly executed and completed subscription certificate (or form of "Notice of Guaranteed Delivery"), together with full payment for all shares you wish to purchase.

NO REVOCATION

     YOU ARE NOT ALLOWED TO REVOKE OR CHANGE YOUR EXERCISE OF
     RIGHTS AFTER YOU SEND IN YOUR SUBSCRIPTION FORMS AND PAYMENT.

EXTENSION, WITHDRAWAL AND AMENDMENT

     We have the option of extending the rights offering and the period for exercising your rights, although we presently do not intend to do so.

     We also reserve the right to withdraw or terminate the rights offering at any time prior to November 20, 2001 for any reason. In the event that the offering is withdrawn or terminated, all funds received from such subscriptions will be returned. Interest will not be payable on any returned funds.

COMMITMENT OF DBR AND SFI TO PARTICIPATE IN THE RIGHTS OFFERING

     DBR and SFI have agreed to purchase all shares of our common stock that are offered in this rights offering but not purchased by our other shareholders. If no other shareholders exercise their rights under this offering, DBR's and SFI's percentage equity ownership of Chalone will increase to approximately 48.4% and 19.4%, respectively.

MAILING OF CERTIFICATES AND RECORD HOLDERS

     We are sending a subscription certificate to each record holder along with this prospectus and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription certificate and timely deliver it with full payment for the shares to be purchased. Only holders of record of common stock at the close of business on the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a shareholder with our transfer agent, Equiserve Trust Company, N.A., as of the record date.

     A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held on the record date by their beneficial owners, upon proper showing to Equiserve Trust Company, N.A.

     If you own shares held in a brokerage, bank or other custodial or nominee account, you should promptly send the proper instruction form to the person holding your shares in order to exercise rights. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners are entitled to exercise.

FOREIGN AND UNKNOWN ADDRESSES

     We are not mailing subscription certificates to shareholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription certificates

 ------------------------------------------------------------------------------
                                                                              24
will be held by Equiserve Trust Company, N.A. for those shareholders. To exercise their rights, these shareholders must notify Equiserve Trust Company, N.A. prior to 11:00 a.m., New York City time, on the third business day prior to the expiration date.

RIGHT TO BLOCK EXERCISE DUE TO REGULATORY ISSUES

     We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking that clearance or approval.

     We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction.

PROCEDURES TO EXERCISE RIGHTS

     Please do not send subscription certificates or related forms to us. Please send the properly completed and executed form of subscription certificate with full payment to Equiserve Trust Company, N.A.
     You should read carefully the forms of subscription certificate and related instructions and forms which accompany this prospectus. You should call Georgeson Shareholder, our information agent, at (877) 977-6198 promptly with any questions you may have.
You may exercise your rights by delivering to Equiserve Trust Company, N.A., at the address specified in the instructions accompanying this prospectus, at or prior to the expiration date:

     o Properly completed and executed subscription certificate(s) which evidence your rights. See "-- Delivery of Subscription Certificate" on page 27 for instructions on where to send certificate(s).

     o Payment in full of the subscription price for each share you wish to purchase under the basic subscription privilege and the oversubscription privilege. See "-- Required Forms of Payment of Subscription Price" below for payment instructions.

REQUIRED FORMS OF PAYMENT OF SUBSCRIPTION PRICE

     The subscription price is $8.50 per share subscribed for, payable in cash. All payments must be cleared on or before the expiration date.

     If you exercise any rights, you must deliver full payment in the form of a check or bank draft drawn upon a U.S. bank, or U.S. postal money order, payable to Equiserve Trust Company, N.A., subscription agent.

FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, IF YOU PAY THE SUBSCRIPTION PRICE BY MEANS OF AN UNCERTIFIED PERSONAL CHECK, YOU SHOULD MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO ENSURE THAT YOUR CHECK ACTUALLY CLEARS AND THE PAYMENT IS RECEIVED BEFORE THAT TIME. WE ARE NOT RESPONSIBLE FOR ANY DELAY

-------------------------------------------------------------------------------
                                                                              25

IN PAYMENT BY YOU AND SUGGEST THAT YOU CONSIDER PAYMENT BY
MEANS OF CERTIFIED OR CASHIER'S CHECK, OR MONEY ORDER.

SPECIAL PROCEDURE UNDER "NOTICE OF GUARANTEED DELIVERY" FORM

     If you wish to exercise rights but cannot ensure that Equiserve Trust Company, N.A. will actually receive the executed subscription certificate before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

     o Full payment must be received by Equiserve Trust Company, N.A. prior to the expiration date for all shares you desire to purchase pursuant to the basic subscription privilege and the oversubscription privilege.

     o A properly executed "Notice of Guaranteed Delivery" substantially in the form distributed by us with your subscription certificate must be received by Equiserve Trust Company, N.A. at or prior to the expiration date.

     o The "Notice of Guaranteed Delivery" must be executed by both you and one of the following: (1) a member firm of a registered national securities exchange, (2) a member of the National Association of Securities Dealers, Inc. (NASD), (3) a commercial bank or trust company having an office or correspondent in the United States, or (4) an eligible guarantor institution qualified under a guarantee program acceptable to Equiserve Trust Company, N.A. The co-signing institution must guarantee in the Notice of Guaranteed Delivery that the subscription certificate will be delivered to Equiserve Trust Company, N.A. within three business days after the expiration date. You must also provide in that form other relevant details concerning the intended exercise of rights.

     o The properly completed subscription certificate(s) must be received by Equiserve Trust Company, N.A. within three business days following the expiration date.

     o If you are a nominee holder of rights, a "Nominee Holder Certification" must also accompany the Notice of Guaranteed Delivery.

     A Notice of Guaranteed Delivery may be delivered to Equiserve Trust Company, N.A. in the same manner as subscription certificates at the address set forth below under "The Rights Offering-Delivery of Subscription Certificate" or may be delivered by facsimile. Equiserve Trust Company, N.A.'s facsimile number is (781) 380-3388. You should confirm receipt of all facsimiles by calling (781) 575-4816.

     Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Equiserve Trust Company, N.A., whose address and telephone numbers are set forth on page 27 or by calling Georgeson Shareholder at 1-877-977-6198.

SPECIAL PROVISIONS RELATING TO THE DELIVERY OF SUBSCRIPTION RIGHTS THROUGH DEPOSITORY FACILITY PARTICIPANTS

     In the case of holders of rights that are held of record through The Depository Trust Company ("DTC"), exercises of the basic subscription privilege and the oversubscription privilege may be effected by instructing DTC to transfer rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each share of common stock subscribed for pursuant to the basic subscription privilege and the oversubscription privilege.

-------------------------------------------------------------------------------
                                                                              26

DELIVERY OF SUBSCRIPTION CERTIFICATE

     All subscription certificates, payments of the subscription price, nominee holder certifications and notices of guaranteed delivery, to the extent applicable to your exercise of rights, must be delivered to Equiserve Trust Company, N.A. as follows:


BY HAND:                                         BY FIRST CLASS OR REGISTERED           BY OVERNIGHT CARRIER:
                                                 MAIL:
Securities Transfer & Reporting Services, Inc.   Equiserve                              Equiserve
C/O Equiserve                                    Attn: Corporate Actions                Attn: Corporate Actions
100 William Street, Galleria                     PO Box 43025                           40 Campanelli Drive
New York, NY 10038                               Providence, RI 02940-3025              Braintree, MA 02184


     Eligible institutions may also deliver documents by facsimile transaction. Equiserve Trust Company, N.A.'s facsimile number is (781) 380-3388. You should confirm receipt of all facsimiles by calling (781) 575-4816.

INCOMPLETE FORMS; INSUFFICIENT PAYMENT

     If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows: (1) you will be deemed to have exercised the basic subscription privilege to the full extent of the payment received, and (2) if any funds remain, you will be deemed to have exercised the oversubscription privilege to the extent of the remaining funds. We will return any payment not applied to the purchase of shares under the rights offering procedures to those who made these payments as soon as practicable by mail. Interest will not be payable on amounts refunded.

PROHIBITION ON FRACTIONAL SHARES

     Each whole right entitles you to purchase one share of common stock at the subscription price per share. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and refunding without interest any payment received for a fractional share as soon as practicable.

INSTRUCTIONS TO NOMINEE HOLDERS

     If you are a broker, trustee or depository for securities or other nominee holder of common stock for beneficial owners of the stock, we are requesting you to contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, a form of "Nominee Holder Certification," and submit them on a timely basis to DTC with the proper payment.

RISK OF LOSS ON DELIVERY OF SUBSCRIPTION CERTIFICATE FORMS AND PAYMENTS

     Each holder of rights bears all risk of the method of delivery to Equiserve Trust Company, N.A. of subscription certificates and payments of the subscription price.

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                                                                              27

IF SUBSCRIPTION CERTIFICATES AND PAYMENTS ARE SENT BY MAIL, YOU ARE URGED TO SEND THESE BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO EQUISERVE TRUST COMPANY, N.A. AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME.

BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, OR MONEY ORDER.

TRANSFERABILITY OF RIGHTS

     The rights are not transferable and may be exercised only by the persons to whom they are issued.

NO ADJUSTMENTS UNDER EMPLOYEE BENEFIT PLANS

     No adjustments will be made in connection with the rights offering to any options issued by us under our stock incentive plans or to the number of shares reserved for issuance under any of our stock incentive plans.

HOW PROCEDURAL AND OTHER QUESTIONS ARE RESOLVED

     We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

     Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither we nor Equiserve Trust Company, N.A. have any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or any other required document. Neither we nor Equiserve will incur any liability for failure to give such notification.

     We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

ISSUANCE OF STOCK CERTIFICATES

     Stock certificates for shares purchased in the rights offering will be issued as soon as practicable after the expiration date. Equiserve Trust Company, N.A. will deliver subscription payments to us only after consummation of the rights offering and the issuance of stock certificates to those exercising rights. Unless otherwise instructed in your subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.


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                                                                              28

                              IF YOU HAVE QUESTIONS

All questions and inquiries related to the offer should be directed to the Information Agent, Georgeson Shareholder, toll free at 1-877-977-6198, or by mail at:

                              Georgeson Shareholder
                                111 Commerce Road
                           Carlstadt, New Jersey 07072

                                    IMPORTANT

     PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE AND YOU BEAR THE RISKS ASSOCIATED WITH THIS DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO NOVEMBER 20, 2001. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

                                 USE OF PROCEEDS

     If we sell the 1,764,705 shares offered by this prospectus, then we will receive gross proceeds from the rights offering of $14,999,993. We expect to receive net proceeds of approximately $14,765,743. We will use the net proceeds from the rights offering to retire short-term loans from our two major shareholders, the proceeds of which are being used for working capital, and for additional working capital. This working capital will allow us to invest in our vineyards and wineries and to build our inventory to meet our long-term demand, especially in red wines.










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                                                                              29

                           PRICE RANGE OF COMMON STOCK

     Our common stock is listed on The Nasdaq National Market under the symbol "CHLN." The following table sets forth the range of high and low closing sales prices per share of our common stock for each quarterly period during the current year ending December 31, 2001 and the two fiscal years ended March 31, 2001 and March 31, 2000 as reported by The Nasdaq National Market. For current price information you are urged to consult publicly available sources.

PERIOD                                                      HIGH        LOW
------                                                      ----        ---

NINE MONTH TRANSITION PERIOD ENDING DECEMBER 31, 2001
                   Quarter ended September 30, 2001         $  12.92    $ 8.97
                   Quarter ended June 30, 2001              $  13.30    $ 8.25

FISCAL YEAR ENDED MARCH 31, 2001
                   Quarter ended March 30, 2001             $   9.38    $ 7.72
                   Quarter ended December 31, 2000          $   9.50    $ 7.75
                   Quarter ended September 30, 2000         $  10.63    $ 7.63
                   Quarter ended June 30, 2000              $   8.63    $ 7.81

FISCAL YEAR ENDED MARCH 31, 2000
                   Quarter ended March 31, 2000             $   9.13    $ 8.13
                   Quarter ended December 31, 1999          $   9.50    $ 8.25
                   Quarter ended September 30,1999          $  10.00    $ 9.00
                   Quarter ended June 30, 1999              $   9.94    $ 8.13

     As of September 30, 2001, there were approximately 5,041 registered holders of our common stock. It is not our current policy to pay cash dividends on our common stock.

DETERMINATION OF SUBSCRIPTION PRICE

     Because of DBR's and SFI's interest in this transaction, our Board of Directors named a special committee comprised of Cristina G. Banks, C. Richard Kramlich and James H. Niven, directors who are not affiliated with DBR or SFI, to determine the terms of the rights offering, including the subscription price. The special committee initially decided to charge a subscription price of $10.00 after considering a variety of factors including the historic and then current market price of the common stock, our business prospects, our history of revenue and operating results, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the then current trading price of our common stock. Due to the events that took place on September 11, 2001, the effect of those events on the securities markets and the offer by DBR and SFI to extend short-term loans to us on terms that were more favorable than those offered by our regular lender, the special committee reconsidered the factors above and established a new subscription price of $8.50 per share. The $8.50 per share subscription price should not be considered an indication of the actual value of our company or our common stock. We cannot assure you that the market price of our common stock will not decline during the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than $8.50 per share.

                              PLAN OF DISTRIBUTION

     We are offering shares of our common stock directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this offer and no commissions, fees or discounts will be paid in connection with this offering. None of our

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                                                                              30
officers and other employees will receive any commissions or compensation for these services other than their normal employment compensation.

     On or about October 25, 2001, we will distribute the subscription rights and copies of this prospectus to individuals who owned shares of our common stock on October 22, 2001. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the subscription certificate and return it, with payment for the shares, to the subscription agent, Equiserve, at one of the addresses listed on page 27. See "The Rights Offering - Procedures to Exercise Rights" on page 25. All questions and inquiries related to the offer should be directed to the Information Agent, Georgeson Shareholder, toll free at 1-877-977-6198.

     We will pay the fees and specified expenses of the subscription agent, which we estimate, will total $30,000. We have also agreed, in some cases, to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering. We estimate that our total expenses in connection with the rights offering will be $234,250.

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes the material federal income tax considerations of the rights offering to you and us. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular may not address federal income tax consequences applicable to shareholders subject to special treatment under federal income tax law, for example, dealers in securities, life insurance companies, and tax-exempt organizations. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets.

     THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

TAXATION OF SHAREHOLDERS

     RECEIPT OF A SUBSCRIPTION RIGHT. You will not recognize any gain or other taxable income upon receipt of a subscription right.

     TAX BASIS AND HOLDING PERIOD OF SUBSCRIPTION RIGHTS. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire.

     If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of our common stock, then the tax basis of each subscription right will be deemed to be zero and the tax basis of your common stock will not change, unless you elect, by attaching an irrevocable election statement to your federal income tax return for 2001, to allocate tax basis from your common stock to your subscription rights.

     If you allow a subscription right to expire, it will be treated as having no tax basis and the tax basis of your common stock will not change.

     EXPIRATION OF SUBSCRIPTION RIGHTS. You will not recognize any gain or loss upon the expiration of a subscription right.

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                                                                              31

     EXERCISE OF SUBSCRIPTION RIGHTS. You generally will not recognize a taxable gain or loss on the exercise of a subscription right. The tax basis of any share of our common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of our common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

TAXATION OF THE CHALONE WINE GROUP, LTD.

     We will not recognize any taxable gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of our common stock upon exercise of the subscription rights.

                        STATE AND FOREIGN SECURITIES LAWS

     The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock to you if you are a resident of any state or other jurisdiction in which it is unlawful to make this rights offering. We may delay the commencement of the rights offering in some states or other jurisdictions in order to comply with the securities law requirements of these states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by some states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

                                 INDEMNIFICATION

     Section 317(b) of the California Corporations Code empowers a California corporation to indemnify its officers and directors and specified other persons in particular instances.

     Our Articles of Incorporation and by-laws provide for advancement of expenses and indemnification of our officers and directors and other persons against liabilities and expenses incurred by any of them in specified proceedings and under particular conditions to the fullest extent allowed under California law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act"), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     EXPERTS

     The consolidated financial statements of The Chalone Wine Group, Ltd. incorporated in this prospectus by reference from our Annual Reports on Forms 10-K and 10-K/A for the fiscal year ended March 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     Farella Braun + Martel LLP will deliver an opinion to us about the validity of the issuance of the shares of our common stock upon exercise of the subscription rights.





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                                                                              32

          ------------------------------------------------------------
NO ONE (INCLUDING ANY SALESPERSON OR BROKER) IS AUTHORIZED TO PROVIDE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING THAT IS NOT INCLUDED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, EVEN IF THIS PROSPECTUS IS DELIVERED TO YOU AFTER THE PROSPECTUS DATE, OR YOU BUY THE CHALONE WINE GROUP, LTD. COMMON STOCK AFTER THE PROSPECTUS DATE.
          -------------------------------------------------------------
                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................5

A WARNING ABOUT FORWARD-LOOKING STATEMENTS....................................9

RISK FACTORS.................................................................10

THE CHALONE WINE GROUP, LTD..................................................16

WHERE YOU CAN FIND MORE INFORMATION..........................................21

SHORT-TERM LOANS FROM DBR AND SFI............................................22

THE RIGHTS OFFERING..........................................................22

IF YOU HAVE QUESTIONS........................................................29

USE OF PROCEEDS..............................................................29

PRICE RANGE OF COMMON STOCK..................................................30

PLAN OF DISTRIBUTION.........................................................30

FEDERAL INCOME TAX CONSIDERATIONS............................................31

STATE AND FOREIGN SECURITIES LAWS............................................32

INDEMNIFICATION..............................................................32

EXPERTS......................................................................32

LEGAL MATTERS................................................................32


                          The Chalone Wine Group, Ltd.

                               RIGHTS OFFERING OF
                               1,764,705 SHARES OF
                                  COMMON STOCK
                                 $8.50 per Share

                                 --------------
                                   PROSPECTUS
                                 --------------

                                October 12, 2001


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                                                                              33

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and The Nasdaq National Market filing fee.
                                                              To be Paid
                                                                by the
                                                              Registrant

SEC Registration Fee...................................       $    3,750
Subscription agent fees and expenses...................       $   30,000
Information agent fees and expenses....................       $    7,500
Blue Sky fees and expenses.............................       $    5,000
Accounting fees and expenses...........................       $    8,000
Legal fees and expenses................................       $  150,000
Printing and engraving expenses........................       $    7,500
The Nasdaq National Market filing fee..................       $   17,500
Miscellaneous expenses.................................       $    5,000

Total..................................................       $  234,250

All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article V of our Articles of Incorporation, as amended, provides for the indemnification of our officers and directors to the fullest extent permissible under California law. In addition, Section 5.8 of our Bylaws requires that we indemnify, and, in certain instances, advance expenses to, its agents, with respect to certain costs, expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding, to the fullest extent permitted by applicable law. Persons covered by this indemnification provision include our current and former directors, officers, employees and other agents, as well as persons who serve at our request as directors, officers, employees or agents of another enterprise.

     Section 317(b) of the California Corporations Code (the "Corporations Code") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any "proceeding" (as defined in Section 317(a) of the Corporations Code), other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation (collectively, an "Agent"), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

     Section 317(c) of the Corporations Code provides that a corporation shall have power to indemnify any Agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the

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                                                                              34
fact that such person is or was an Agent, against expenses actually and reasonably incurred by the Agent in connection with the defense or settlement of such action if the Agent acted in good faith and in a manner such Agent believed to be in the best interest of the corporation and its shareholders.

     Section 317(c) further provides that no indemnification may be made thereunder for any of the following: (i) in respect of any claim, issue or matter as to which the Agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine that such Agent is fairly and reasonably entitled to indemnification for expenses, (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval and
(iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. Section 317(d) of the Corporations Code requires that an Agent be indemnified against expenses actually and reasonably incurred to the extent the Agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) or (c) of Section 317.

     Except as provided in Section 317(d), and pursuant to Section 317(e), indemnification under Section 317 shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper in the circumstances because the Agent has met the applicable standard of conduct set forth in Section 317(b) or (c), by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) approval of the shareholders, provided that any shares owned by the Agent may not vote thereon, or (iv) the court in which such proceeding is or was pending. Pursuant to Section 317(f) of the Corporations Code, the corporation may advance expenses incurred in defending any proceeding upon receipt of an undertaking by the Agent to repay such amount if it is ultimately determined that the Agent is not entitled to be indemnified.

     Section 317(h) provides, with certain exceptions, that no indemnification shall be made under Section 317 where it appears that it would be inconsistent with a provision of the corporation's articles, bylaws, a shareholder resolution or an agreement which prohibits or otherwise limits indemnification, or where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

     Section 317(i) authorizes a corporation to purchase and maintain insurance on behalf of an Agent for liabilities arising by reason of the Agent's status, whether or not the corporation would have the power to indemnify the Agent against such liability under the provisions of Section 317. In addition, Section
5.8 of our Bylaws authorizes us to purchase and maintain insurance on behalf of any person indemnified by us. We currently maintain a directors and officers liability policy in the amount of $5,000,000.

ITEM 16.  EXHIBITS.

See the exhibit index filed as part of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price

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                                                                              35
represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, unless the information required by paragraphs (a)(1)(i) and (a)(1)(ii) is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

     PROVIDED, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) If we are a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that we include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is a least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to financial statements on Form F-3, a post-effective amendment need not be filed to include financial statements and other information required by Section 10(a)(3) of the Act of Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in Form F-3.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable , each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission

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                                                                              36
such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned company hereby undertakes that:

           (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

           (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.














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                                                                              37

SIGNATURES

     Pursuant to the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Amendment No. 1 to the registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Napa, State of California on the 10th day of October, 2001.




                          The Chalone Wine Group, Ltd.

                          By: /s/ Thomas B. Selfridge
                              -----------------------
                              Thomas B. Selfridge
                              President and Chief
                              Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          *                      Director,                      October 10, 2001
-----------------------------    President, Chief Executive
Thomas B. Selfridge              Officer
                                 (Principal Executive Officer)


          *                      Vice President of Finance and  October 10, 2001
-----------------------------    Chief Financial Officer
Shawn Conroy Blom                (Principal Financial and
                                 Accounting Officer)


          *                      Chairman                       October 10, 2001
-----------------------------
Christophe Salin



          *                      Director                       October 10, 2001
-----------------------------
W. Philip Woodward



          *                      Director                       October 10, 2001
-----------------------------
Cristina G. Banks



          *                      Director                       October 10, 2001
-----------------------------
William G. Myers



          *                      Director                       October 10, 2001
-----------------------------
James H. Niven


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                                                                              38

          *                      Director                       October 10, 2001
-----------------------------
Eric de Rothschild



          *                      Director                       October 10, 2001
-----------------------------
Mark Hojel



          *                      Director                       October 10, 2001
-----------------------------
Yves-Andre Istel



          *                      Director                       October 10, 2001
-----------------------------
Phillip M. Plant



          *                      Director                       October 10, 2001
-----------------------------
C. Richard Kramlich



*   By: /s/ Thomas B. Selfridge
        -----------------------
        Thomas B. Selfridge
        as attorney-in-fact pursuant
        to a power of attorney
        previously filed with the
        registration statement











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                                                                              39

INDEX TO EXHIBITS

 Exhibit
 Number             Exhibit Title
 ------             -------------


5.1     Opinion of Farella Braun + Martel LLP.

23.1    Consent of Deloitte & Touche LLP, independent auditors.

23.2    Consent of Farella Braun + Martel LLP (included in Exhibit 5.1).

24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement). *

99.1 Agreement among the Company, Les Domaines Barons de Rothschild (Lafite) and SFI Intermediate, Ltd. dated September 7, 2001. *

99.2    Form of Letter to Shareholders.

99.3    Form of Subscription Certificate.

99.4    Form of Notice of Guaranteed Delivery.

99.5    Form of Letter to Securities Dealers.

99.6    Subscription Agent Agreement.

99.7 Promissory Note from the Company to SFI Intermediate Ltd. or its Affiliates dated October 9, 2001.

99.8 Promissory Note from the Company to Les Domaines Barons de Rothschild (Lafite) dated October 9, 2001.

99.9 Amended Agreement among the Company, Les Domaines Barons de Rothschild (Lafite) and SFI Intermediate, Ltd. dated October 9, 2001.

99.10 Side Letter among the Company and Les Domaines Barons de Rothschild (Lafite) and SFI Intermediate, Ltd. dated October 9, 2001.
-------------------------

*   previously filed.





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